Exhibit 10.33

ALPINE IMMUNE SCIENCES, INC.

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of January 1, 2018 (the “Effective Date”) between Alpine Immune Sciences, Inc. (the “Company”), and Mitchell H. Gold (“Executive”) (collectively referred to as the “Parties” or individually as a “Party”).

R E C I T A L S

WHEREAS, the Company desires to continue to employ Executive as its Chief Executive Officer and Executive Chairman, and to enter into an agreement embodying the terms of such continued at-will employment;

WHEREAS, the Company desires for Executive to continue to serve as a member of its Board of Directors during the Employment Term (as defined below); and

WHEREAS, Executive desires to accept such continued employment and enter into such an agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the Parties agree as follows:

1.	Duties and Scope of Employment.

(a)Positions and Duties.  As of the Effective Date, Executive will continue to serve as Chief Executive Officer and Executive Chairman of the Company, subject to the terms and conditions of this Agreement.  Executive will continue to render such business and professional services in the performance of his duties, consistent with Executive’s position within the Company, as shall continue to be reasonably be assigned to him by the Company’s Board of Directors (the “Board”) and, as such, from and after the date hereof, shall report directly to and shall be subject to the direction of the Board.  The period of Executive’s continued at-will employment under the terms of this Agreement is referred to herein as the “Employment Term.”

(b)Obligations.  During the Employment Term, Executive will continue to perform his duties faithfully and to the best of his ability and will continue to devote his full business efforts and time to the Company.  For the duration of the Employment Term, and as before, Executive agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior written approval of the Board.

2.At-Will Employment.  Subject to Sections 6 below, the parties agree that Executive’s employment with the Company will continue to be “at-will” employment and, as such, may be terminated at any time with or without cause or notice, for any reason or no reason.  Executive further understands and agrees that, as before, neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company.

3.	Compensation.

(a)Base Salary.  During the Employment Term, the Company will pay Executive as compensation for his services a base salary at a rate of $400,000 per year, as modified from time to time at the discretion of the Board or a duly constituted committee of the Board (the “Base Salary”).  The Base Salary, as before, will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding).  Any modification in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this Agreement.  The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

(b)Annual Bonus.  During the Employment Term, for each calendar year, Executive shall be eligible to earn an annual discretionary bonus based upon the achievement of certain Company and individual goals as determined by the Company in its discretion after consultation with Executive (the “Annual Bonus”).  The Board will determine in its discretion whether the performance objectives for any Annual Bonus have been achieved.  In connection with the Annual Bonus, subject to the corresponding performance levels being achieved, the Executive shall be eligible for an annual target bonus of up to 50% of the Executive’s Base Salary (the “Target Bonus”) with an annual maximum bonus equal to 100% of the Target Bonus.  The Board does, however, retain the option of increasing the Annual Bonus in any given year by an additional discretionary amount in the event Executive significantly exceeds the above-referenced performance objectives for that year, as determined, in all cases, by the Board in its sole discretion.  Any such Annual Bonus (including any additional discretionary increase, if awarded by the Board) will be determined and, to the extent earned, paid on an annual basis, at the time and manner in which such bonuses are normally paid to employees at Executive’s level, but in no event will such payment be made later than March 15 of the year following the year such Annual Bonus was earned.  Receipt of any Annual Bonus is contingent upon Executive’s continued employment with the Company through the date the Annual Bonus is earned and any Annual Bonus for a calendar year will not be considered earned if Executive is terminated prior to December 1.  No “pro-rated” or partial bonus will be provided in the event of Executive’s earlier separation from employment, except as provided by this Agreement.

(c)Equity. The Executive acknowledges and agrees that Executive has been previously awarded the options to purchase shares of the Company’s common stock detailed in Schedule 1 hereto, subject to the terms, definitions and conditions, including vesting requirements, of the relevant stock option agreements between Executive and the Company (the “Option Agreements”) and the Company’s Amended and Restated 2015 Stock Plan and 2015 Equity Incentive Plan, as applicable (collectively, the “Equity Plans”).

4.Employee Benefits.  During the Employment Term, Executive will be continue to be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to similarly-situated senior executives of the Company, subject to the terms and conditions of the applicable policies.  The Company, as before, reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

5.Business Expenses.  During the Employment Term, the Company will reimburse Executive for reasonable business travel, entertainment or other business expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.  Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any formal guidance issued thereunder (“Section 409A”).

6.Termination and Severance.  As discussed above, the Company shall be entitled to terminate Executive at any time and for any reason, and Executive shall be entitled to resign at any time and for any reason.  Executive may, however, be entitled to receive certain severance benefits in connection with his separation from employment under the Company’s Change of Control and Severance Policy (the “Severance Policy”).  Any such severance, if applicable, will be subject to the terms and conditions of the Severance Policy, as may be amended or modified from time to time.

7.	Company Matters.

(a)Proprietary Information and Inventions.  Executive acknowledges and agrees that, as a condition of his continued employment, he is required to sign and abide by the terms of the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), including the arbitration agreement and provisions governing the nondisclosure of confidential information and restrictive covenants contained therein.  A copy of the Confidentiality Agreement is attached hereto as Exhibit A.

(b)Ventures.  If, during his employment and as before, Executive is engaged in or associated with planning or implementing of any project, program or venture involving the Company and any third parties, all rights in such project, program or venture shall belong to the Company (or third party, to the extent provided in any agreement between the Company and the third party).  Except as approved by the Board in writing, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(c)Notification of New Employer.  In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about his rights and obligations under this Agreement and the Confidentiality Agreement.

8.ARBITRATION.  IN CONSIDERATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, ITS PROMISE TO ARBITRATE ALL EMPLOYMENT-RELATED DISPUTES AND EXECUTIVE’S RECEIPT OF THE COMPENSATION, PAY RAISES AND OTHER BENEFITS PAID TO EXECUTIVE BY THE COMPANY, AT PRESENT AND IN THE FUTURE, EXECUTIVE AGREES THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES WITH ANYONE (INCLUDING THE COMPANY AND ANY EMPLOYEE, OFFICER, DIRECTOR, SHAREHOLDER OR BENEFIT PLAN OF THE COMPANY, IN THEIR CAPACITY AS SUCH OR OTHERWISE), ARISING OUT OF, RELATING TO, OR RESULTING FROM EXECUTIVE’S EMPLOYMENT WITH THE COMPANY OR THE TERMINATION OF EXECUTIVE’S EMPLOYMENT WITH THE COMPANY, INCLUDING ANY BREACH OF THIS AGREEMENT, SHALL BE SUBJECT TO BINDING ARBITRATION, AS SET FORTH IN THE CONFIDENTIALITY AGREEMENT.

9.Assignment.  This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company.  Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company.  None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution.  Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.

10.Notices.  All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by facsimile directed to the Party to be notified at the address or facsimile number indicated for such Party on the signature page to this Agreement, or at such other address or facsimile number as such Party may designate by ten (10) days’ advance written notice to the other Parties hereto.  All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of facsimile transfer.

11.Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

12.Integration.  This Agreement, together with the Severance Policy, the Equity Plans, the Option Agreements and the Confidentiality Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Employment Agreement dated as of March 14, 2017 by and between the Company and Executive (the “Prior Employment Agreement”).  The Executive and Company acknowledge and agree that the Prior Employment Agreement shall be of no further force and effect.  No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.

13.Tax Withholding.  All payments, as before, made pursuant to this Agreement will be subject to withholding of applicable taxes.

14.Waiver.  No Party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the Party to be charged with such waiver.  The failure of any Party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof.  No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach

15.Governing Law.  This Agreement will be governed by the laws of the State of Washington (with the exception of its conflict of law provisions).

16.Conflict Waiver.  Each of the Parties to this Agreement understands that Wilson Sonsini Goodrich & Rosati, Professional Corporation (“WSGR”) is serving as counsel to the Company in connection with the transactions contemplated hereby, and that discussion of such transactions with Executive could be construed to create a conflict of interest.  By executing this Agreement, the Parties hereto acknowledge the potential conflict of interest and waive the right to claim any conflict of interest at a later date.  Furthermore, by executing this Agreement, the Parties acknowledge that if a conflict of interest exists and any litigation arises between Executive and the Company, WSGR would represent the Company.  Executive represents and warrants that he has had the opportunity to seek independent counsel in his review of this and all related agreements and that he is not relying on WSGR for any legal, tax or other advice relating to such agreements.

17.Acknowledgment.  Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his legal counsel, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.  Executive further acknowledges and agrees that, as of the date hereof, the Company has paid or provided all earned salary, wages, bonuses, accrued vacation/paid time off, leave, allowances, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation that may be due to Executive.

18.Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

19.Effect of Headings.  The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

20.Construction of Agreement.  This Agreement has been negotiated by the respective Parties, and the language shall not be construed for or against either Party.

21.Section 409A. The Section 409A paragraph of the Severance Policy are incorporated herein by reference.

22.Protected Activity Not Prohibited.  Executive understands that nothing in this Agreement, or any other agreement or policy with or by the Company, shall in any way limit or prohibit Executive from engaging in any Protected Activity.  For purposes of this Agreement, “Protected Activity” shall mean filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”).  Executive understands that in connection with such Protected Activity, Executive is permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company.  Notwithstanding the foregoing, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies.  Executive further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications.  Any language in the Confidentiality Agreement, or any other agreement or policy of the Company, regarding Executive’s right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this provision.  In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal.  In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

23.Clawback Provisions.  Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company or any of its affiliates, which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company or any of their affiliates pursuant to any such law, government regulation or stock exchange listing requirement), including for any violations of the Confidentiality Agreement, if applicable.

[Remainder of page is intentionally blank; Signature page follows]

IN WITNESS WHEREOF, each of the Parties has executed this Agreement as of the day and year first above written.

“COMPANY”

ALPINE IMMUNE SCIENCES, INC.

By:	/s/ Paul Rickey
Name:	Paul Rickey
Its:	Chief Financial Officer

Address:	201 Elliott Avenue West, Suite 230
Seattle, WA 98119

Fax Number:

“EXECUTIVE”

MITCHELL H. GOLD

/s/ Mitchell H. Gold
Mitchell H. Gold

Address:

Fax Number:

AMENDED AND RESTATED EXECUTIVE
EMPLOYMENT AGREEMENT SIGNATURE PAGE

SCHEDULE 1

Grant Date	Number of Shares	Vesting Commencement Date	Exercise Price	Vesting Schedule
12/16/2015	149,069*	01/16/2015	$0.45	(1)
03/14/2017	300,624	01/20/2017	$0.65	(2)
04/12/2017	208,916	01/20/2017	$5.02	(2)
01/02/2018	70,000	01/02/2018	$11.31	(2)

*	Includes options for 97,827 shares of common stock that were exercised prior to the Effective Date.
(1)

50% of the shares shall vest on May 16, 2016, and 1/32nd of the remaining shares shall vest on each monthly anniversary thereafter, such that all of the shares subject to the option shall be fully vested and exercisable as of the 4-year anniversary of the Vesting Commencement Date.

(2)

1/4th of the shares shall vest on the one-year anniversary of the Vesting Commencement Date, and 1/36th of the remaining shares shall vest on each monthly anniversary thereafter, such that 100% of the shares shall be fully vested and exercisable as of the 4-year anniversary of the Vesting Commencement Date.

EXHIBIT A

(CONFIDENTIALITY AGREEMENT)